Exhibit 99.1
Amedica Submits 24-Month Clinical Data to FDA for Clearance of Composite Interbody Spinal Device
Silicon Nitride Demonstrates Fusion Outcomes Similar to Autograft Bone

SALT LAKE CITY, November 10, 2015 - Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, is pleased to announce that it has submitted to the FDA the 24-month clinical data outcomes from its CASCADE study, a blinded, randomized clinical trial that compared outcomes of cervical fusion between Amedica’s composite silicon nitride devices manufactured with an integrated core of cancellous structured ceramic (CsC), to the existing standard, i.e., PEEK (polyether ether ketone plastic) spacers filled with bone autograft.

The CASCADE study enrolled patients in a prospective trial that independently scored fusion rates and clinical outcomes at 24 months. The study was designed to compare the effects of Amedica’s porous silicon nitride versus bone autograft - the patient’s own bone - on patient outcomes. The silicon nitride interbody device was wetted with blood from the surgery site, but had no extrinsic bone graft material added to it. The control group was a PEEK, plastic, cage filled with bone autograft harvested during the decompressive discectomy. Results showed comparable clinical and radiographic performance between porous silicon nitride and bone autograft through a number of validated scientific clinical outcome measures.

“Porous silicon nitride is the first synthetic material to demonstrate spinal fusion outcomes that are similar to the patient’s own bone,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “These outcomes are consistent with our investigations of the surface chemistry and nano-topography of silicon nitride. This 24-month data has been submitted to the FDA in support of our application seeking clearance to commercialize our composite cervical interbody fusion device. Achieving clearance for this product is very important to us, as it furthers our mission to improve patient health through the enhancement of clinical outcomes for those patients who utilize our products, which is why we invested the necessary time in data gathering and analysis to ensure that we had it right before FDA submission.”

Pursuant to Section 510(k), the FDA has 90 days in which to either clear the Class II medical device for commercial distribution or to seek additional information. The FDA previously confirmed that it would review the product as a medical device. Following notification of FDA clearance, the Company would immediately have the right to commence manufacturing, marketing and sales of the product in the United States and its possessions subject to FDA jurisdiction.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing private label and OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to the clearance of the Company’s products by the FDA,

Amedica's future business operations and acceptance of its technology platform. Amedica's market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contact:
Mike Houston
VP, Commercialization & Communications
801-839-3534
IR@amedica.com

Robert Haag
IRTH Communications
866-976-4784
amda@irthcommunications.com